Exhibit 10.1

Binding Term Sheet

This Binding Term Sheet (the “Term Sheet”) constitutes a commitment by the Parties hereto to negotiate in good faith and to enter into one or more definitive agreements as set forth herein. The terms and conditions of the potential transaction described below are not limited to those set forth herein. Matters that are not covered by the provisions hereof are subject to the approval and mutual agreement of the parties.

Effective Date:	February 25, 2021

Parties:	Motorsport Games Inc. (“MSG”) and Luminis International BV (“Luminis”), Studio397 BV (“S397” or the “Target Company”)

Subject Matter:	MSG desires to purchase from Luminis one hundred percent (100%) of the shares of S397 (the “Shares”) (including all related assets) subject to the terms to be determined as stated herein and further negotiated, and Luminis agrees to sell the Shares for such purchase price and in accordance with such terms (the “Transaction”). The Parties intend to close this transaction on or before March 15, 2021 or such other date as mutually agreed by the parties in writing.

Definitive Agreements:	The Transaction will be subject to negotiation of definitive documentation customary for a transaction of this nature (“Definitive Documents”), including but not limited to a Share Purchase Agreement. The Definitive Documents will contain representations, warranties and covenants that are customary for transactions of this nature. The Definitive Documents will require that the consummation of the Transaction will be subject to the satisfaction of various conditions required prior to closing as are customary for transactions of this nature.

I.	Consideration and Payment Terms:

a.	MSG to purchase from Luminis all of the outstanding shares in S397 for a total purchase price of Sixteen Million United States Dollars ($16,000,000) (the “Purchase Price”).
b.	MSG to pay the Purchase Price in two installments, as follows:
	i.	Eighty percent (80%), equal to Twelve Million Eight Hundred Thousand United States Dollars ($12,800,000), of the Purchase Price to be paid at closing (the “Initial Payment”).
	ii.	Twenty percent (20%), equal to Three Million Two Hundred Thousand United States Dollars ($3,200,000) of the Purchase Price to be paid on the first anniversary of the closing date (the “Instalment Payment”).
c.	On closing, MSG will grant a right of pledge on the number of shares making up twenty percent (20%) of the total outstanding shares in the Company (the “Pledged Shares”) (which pledge shall be first in rank) to secure the Instalment Payment, by means of the execution of a deed of pledge. Voting rights under the Pledged Shares will be transferred to Seller if and as long as Buyer does not pay the Instalment Payment when it comes due, subject to a reasonable cure period to be defined in the SPA.

II.	Conditions to Closing: Execution of Definitive Agreements relating to the Transaction is subject to certain conditions precedent including: (i) the satisfaction of MSG, in its sole discretion, of a due diligence investigation into the Target Company, its operations and its assets, including but not limited to technical, intellectual property, financial, accounting and tax, and legal due diligence; (ii) the approval of MSG’s Board of Directors; and (iii) satisfaction of customary conditions to closing, including without limitation receipt of necessary government or third-party approvals. Additionally, the Definitive Documents shall be negotiated and include customary representations and warranties for a transaction of this nature, including, without limitation, regarding the ownership, free of all encumbrances, of the copyrights and other applicable rights in and to, or otherwise associated the rFactor2 (“rF2”) software (as related to racing simulation), the rF2 content and the rF2 brand.

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III.	Governing Law: This Term Sheet shall be governed by the laws of the State of Florida, without regard to the conflicts of law principles thereof. The Share Purchase Agreement shall be subject to the laws of the Netherlands and the exclusive jurisdiction of the Dutch courts.

IV.	Expenses: Each of the Parties will be responsible for its own fees, costs and expenses (including any fees and expenses of their legal or accounting representatives, bankers or brokers) incurred in connection with this Term Sheet, the discussions, the Definitive Documents or otherwise the proposed Transaction.

V.	Exclusivity: As of the date of execution of this Binding Term Sheet and until 31st of March 2021, Luminis agrees to enter an “Exclusivity Period” with respect to the Target Company and its assets. The Exclusivity Period shall continue through such date that the Definitive Documents are executed and the transaction contemplated in this Term Sheet and the Definitive Documents is completed or 31st of March 2021, whichever comes first. During this period Luminis shall not, and shall cause each of its directors, officers, employees, stockholders, affiliates, agents, advisors and other representatives not to, directly or indirectly, solicit, initiate, or encourage the submission of, or respond to, any expression of interest, inquiry, proposal or offer from any person or entity relating to the acquisition of any material part of the capital stock or assets of the Target Company or the merger, joint venture, exclusive license, liquidation, recapitalization, reorganization, or any similar transaction involving the Target Company or its assets, except as approved by MSG in writing in advance. Luminis agrees to notify MSG immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and the details of such proposal, offer, inquiry or contact including the identity of the potential buyer and/or investor and terms of such proposal.

VI.	Disclosure: MSG shall have the right to disclose this Binding Term Sheet and the contents hereof in (i) MSG’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and other required SEC filings, such as Form 10-K annual reports and Form 10-Q quarterly reports, and (ii) MSG’s press release about the Binding Term Sheet and the transactions contemplated by the Binding Term Sheet.

VII.	Binding Agreement: The Parties hereto acknowledge the binding nature of this Term Sheet and agree to be bound by the obligations set forth herein from the Effective Date. This Term Sheet, including but not limited to the obligations of confidentiality and exclusivity, shall remain in effect until June 30, 2021 (the “Drop Dead Date”). If the Definitive Documents have not been executed by the Drop Dead Date, then this Term Sheet shall be considered void and the Parties shall each be released of their obligations set forth herein. Notwithstanding the foregoing, the Parties may extend the Drop Date at any time by mutual agreement in writing.

Signed:

Luminis International BV		Motorsport Games Inc.

/s/ H.C. Bossenbroek		/s/ Dmitry Kozko
Title:	CEO	Title:	CEO
Name:	H.C. Bossenbroek	Name:	Dmitry Kozko\
Date:	February 24, 2021	Date:	02/25/2021

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